Exhibit 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

— Second Quarter Revenues Increased 20% to $7.5 Million —

— Second Quarter Net Income Increased 74% to $545,313 –

— Second Quarter EPS Increased 50% to $0.03 —

July 29, 2004	Trading Symbol:	TSXVE	JSD
		OTC:	JSDA

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the second quarter ended June 30, 2004.

Net sales for the second quarter of fiscal 2004 increased 19.8% to $7,458,022 compared to $6,222,816 for the second quarter of fiscal 2003. Net income for the quarter increased 74.2% to $554,312, versus net income of $318,292 a year ago, and diluted earnings per share increased to $0.03 versus diluted earnings per share of $0.02 for the same quarterly period a year ago.

For the six months ended June 30, 2004, net sales increased approximately 31.5% to $13,260,269 compared to $10,083,436 for the six months ended June 30, 2003. Net income for the six months ended June 30, 2004 increased 242% to $841,369, compared to net income of $246,210 a year ago, and diluted earnings per share increased to $0.04 versus diluted earnings per share of $0.01 for the same six-month period a year ago.

Gross margin for the second quarter of fiscal 2004 was 35.5% compared to 37.2% for the second quarter of 2003. Operating expenses as a percentage of sales improved to 28.4% during the quarter compared to 32.7% for the corresponding quarter a year ago.

Peter van Stolk, President and CEO stated, “We are extremely pleased with our second quarter performance, particularly our ability to achieve record earnings from operations for the quarter. Our ongoing efforts to improve operating efficiencies across the board allowed us to translate a 20% gain in sales into an approximate 50% increase in earnings per share. Our momentum remains strong and we are enthusiastic about our prospects for the second half of the year.”

“We achieved a double digit increase in case sales over the comparable quarters, primarily driven by robust demand in our core Midwest and Western Canada regions, as well as higher than projected volume in our smaller markets such as the Northeast and Eastern Canada,” continued Mr. van Stolk. “Additionally, our direct-to-retail business with our major partners like Barnes & Noble, Starbucks, and Panera Bread outperformed our expectations. We remain committed to maximizing our existing relationships, while simultaneously pursuing additional opportunities to further expand our national presence.”

Mr. van Stolk commented, “Most recently, we announced an exciting new agreement with Target Corp. (NYSE: TGT) for the licensing and distribution of 12-ounce cans of Jones Soda. We are thrilled to be aligned with such a powerful retailer, which currently operates in more than 1,200 locations nationwide. We have been searching for the appropriate time to introduce our premium soda into the much larger canned beverage market and given Target’s powerful footprint, national recognition and historical success with similar licensing arrangements, we believe this is a great opportunity, both for our company and our shareholders.”

Mr. van Stolk concluded, “The first half of 2004 was marked by several accomplishments that indicate our brands are strong, our strategy is sound, and our future is bright. Financially, we executed our top line initiatives, maintained tight controls on costs and significantly increased our profitability. At the same time, we continued to attract high-profile, destination retailers while maintaining our authenticity within our core customer base. This reinforces our belief that Jones Soda has transcended its beverage roots and enjoys true lifestyle status within the consumer market. We believe we have only begun to the scratch the surface in terms of the potential of our business and we are dedicated to capitalizing on the many opportunities that still lie ahead.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Naturals, Jones Energy and Whoopass brands and sells through its distribution network in select markets across North America and through several large national retail accounts. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “prospects”, “opportunities” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities and new product lines, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for Jones Soda, Jones Naturals and Whoopass, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - $US)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$7,458,022	$6,222,816	$13,260,269	$10,083,436
Cost of Goods Sold	4,809,001	3,906,930	8,697,662	6,476,784

Gross Profit	$2,649,021	$2,315,886	$4,562,607	$3,606,652

Gross Margin	35.5%	37.2%	34.4%	35.8%

Operating Expenses:
Promotion and Selling	$1,535,556	$1,454,628	$2,643,967	$2,317,518
General & Admin.	530,489	475,429	1,005,309	914,043
Dep’n & Amortization	48,665	40,210	91,815	79,317
Non Cash Stock Compensation	6,537	63,084	9,842	63,084

	2,121,247	2,033,351	3,750,933	3,373,962

Earnings from Operations	527,774	282,535	811,674	232,690
Other income	26,538	35,757	29,695	13,520
Earnings	$554,312	$318,292	$841,369	$246,210

Earnings per share:
Basic	$0.03	$0.02	$0.04	$0.01
Diluted	$0.03	$0.02	$0.04	$0.01

JONES SODA CO.

CONSOLIDATED BALANCE SHEET

(Unaudited - $US)

	Jun. 30, 2004	Dec. 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$523,358	$315,988
Accounts Receivable	2,720,156	1,507,374
Inventory	3,223,809	2,000,924
Prepaid Expenses	362,118	275,623

	$6,829,441	$4,099,909
Capital Assets	673,551	490,273
Intangible Assets	58,468	75,856

	$7,561,460	$4,666,038

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$3,589,028	$2,059,587
Current portion of capital lease obligations	57,648	41,630
Current portion of deferred revenue	50,000	50,000

	$3,696,676	$2,151,217
Capital Lease Obligations	133,446	19,712
Deferred Revenue	75,000	100,000
Shareholders’ Equity	3,656,338	2,395,109

	$7,561,460	$4,666,038

For further information, contact:

Jennifer Cue, Jones Soda Co.

(206) 624-3357 or jencue@jonessoda.com

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